Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under The Securities Act of 1933

Groupe CGI Inc./CGI Group Inc.

(Exact name of registrant as specified in its charter)

Québec, Canada	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CGI Group Inc. 1130 Sherbrooke Street West 7th Floor Montréal, Québec Canada H3A 2M8	None
(Address of principal executive offices)	(Zip Code)

Share Option Plan for Employees, Officers, Directors

and Consultants of CGI Group Inc., its Subsidiaries and its Associates

(Full title of the plan)

CGI Technologies and Solutions Inc.

11325 Random Hills Road

Fairfax, Virginia 22030,

Attn: Joe Figini

(Name and address of agent for service)

(703) 267-8101

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company. (Check one):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered(1)	Proposed Maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Subordinate Voting Shares	4,032,773 shares	$16.99	$68,516,813.27	$7,954.80

(1)	The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of determining the registration fee. The fee is calculated upon the basis of the average between the high and low sales prices for shares of the Registrant’s Class A Subordinate Voting Shares, as reported on the New York Stock Exchange on September 22, 2011.

EXPLANATORY NOTE

CGI Group Inc. (the “Registrant”), files this Registration Statement pursuant to Instruction E of Form S-8 and incorporates by reference the contents of the previous registration statements filed by the Registrant on Form S-8 (Registration Nos. 333-13350, 333-74932, 333-112021 and 333-146175). The current registration of 4,032,773 shares of the Registrant’s Class A Subordinate Voting Shares, without par value, will increase the number of shares registered for issuance under the Share Option Plan for Employees, Officers, Directors and Consultants of CGI Group Inc., its Subsidiaries and its Associates from 49,567,227 shares to 53,600,000 shares.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference in and made a part of this registration statement, as of their respective dates:

(a)	The Registrant’s Annual Report on Form 40-F for the fiscal year ended September 30, 2010 and the amendment thereto on Form 40-F/A filed with the SEC on February 23, 2011;

(b)	The Registrant’s Report of Foreign Issuer on Form 6-K filed with the SEC on November 9, 2010;

(c)	The Registrant’s Report of Foreign Issuer on Form 6-K filed with the SEC on November 9, 2010;

(d)	The Registrant’s Report of Foreign Issuer on Form 6-K filed with the SEC on December 23, 2010;

(e)	The Registrant’s Report of Foreign Issuer on Form 6-K filed with the SEC on January 26, 2011;

(f)	The Registrant’s Report of Foreign Issuer on Form 6-K filed with the SEC on January 26, 2011;

(g)	The Registrant’s Report of Foreign Issuer on Form 6-K filed with the SEC on January 26, 2011;

(h)	The Registrant’s Report of Foreign Issuer on Form 6-K filed with the SEC on April 28, 2011;

(i)	The Registrant’s Report of Foreign Issuer on Form 6-K filed with the SEC on April 28, 2011;

(j)	The Registrant’s Report of Foreign Issuer on Form 6-K filed with the SEC on July 26, 2011;

(k)	The Registrant’s Report of Foreign Issuer on Form 6-K filed with the SEC on July 26, 2011;

(l)	The description of the Registrant’s Class A Subordinate Voting Shares contained in the registration statement on Form 40-F filed on September 16, 1998 (File No. 1-14858).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Quebec Business Corporations Act, a corporation must indemnify its directors and officers, and former directors and officers, as well as its mandatary, or any other person who acts or has acted at the corporation’s request as a director or officer of another group against all costs, charges and expenses reasonably incurred in the exercise of their functions, including an amount paid to settle an action or satisfy a judgment, or arising from any investigative or other proceeding in which the person is involved if (i) the person acted with honesty and loyalty in the interest of the corporation or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the corporation’s request; and (ii) in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful. The corporation must also advance moneys to such a person for the costs, charges and expenses of any such proceeding.

The corporation may not indemnify any such person if the court determines that the person has committed an intentional or gross fault. In such a case, the person must repay to the corporation any moneys advanced.

A corporation may, with the approval of the court, in respect of an action by or on behalf of the corporation or of the other group for which the person acted as director or officer or in a similar capacity at the corporation’s request, against a person entitled to be indemnified, advance the necessary monies to the person or indemnify the person against all costs, charges and expenses reasonably incurred by the person in connection with the action, if (i) the person acted with honesty and loyalty in the interest of the corporation or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the corporation’s request; and (ii) in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful.

The Registrant has purchased a policy of insurance for the benefit of itself and the directors and officers of the Registrant against liability incurred by the directors and officers in the performance of their duties. The amount of coverage is U.S. $150 million in the aggregate for each year and in respect of any one claim. By the terms of the policy, in circumstances where a director or officer has a claim against the Registrant in respect of a loss covered by the policy, the Registrant may, subject to the terms and conditions of the policy, claim on the policy for the loss less a deductible of (i) U.S. $2,500,000 for claims in the United States, (ii) U.S. $2,500,000 for claims in Canada, and (iii) U.S. $5,000,000 for all other claims which may be indemnified by the Registrant under the policy. In addition, where a director or officer has a claim against the insurers in respect of a loss covered by the policy, the director or officer may claim on the policy for the loss and there is no deductible for the director or officer .

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Share Option Plan for Employees, Officers, Directors and Consultants of CGI Group Inc., its Subsidiaries and its Associates, as amended

5.1	Opinion of Fasken Martineau DuMoulin LLP re legality of the Class A Subordinate Voting Shares.

23.1	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, Independent Registered Chartered Accountants.

23.3	Consent of Ernst & Young LLP, Chartered Accountants.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Québec, Canada, on September 26, 2011.

CGI GROUP INC. (Registrant)

By:	/s/ Michael E. Roach
Michael E. Roach
Its:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ R. David Anderson R. David Anderson	Executive Vice President and Chief Financial Officer (principal financial officer)	September 26, 2011

/s/ François Boulanger François Boulanger	Senior Vice President and Corporate Controller (principal accounting officer)	September 26, 2011

/s/ Claude Boivin Claude Boivin	Director	September 26, 2011

/s/ Bernard Bourigeaud Bernard Bourigeaud	Director	September 26, 2011

/s/ Robert Chevrier Robert Chevrier	Director	September 26, 2011

/s/ Thomas P. d’Aquino Thomas P. d’Aquino	Director	September 26, 2011

/s/ Dominic D’Alessandro Dominic D’Alessandro	Director	September 26, 2011

/s/ Paule Doré Paule Doré	Director	September 26, 2011

/s/ Serge Godin Serge Godin	Founder and Executive Chairman of the Board and Director	September 26, 2011

Signatures	Title	Date

/s/ André Imbeau André Imbeau	Founder, Executive Vice-Chairman of the Board and Corporate Secretary and Director	September 26, 2011

/s/ Eileen A. Mercier Eileen A. Mercier	Director	September 26, 2011

/s/ Michael E. Roach Michael E. Roach	President and Chief Executive Officer and Director	September 26, 2011

Authorized Representative

CGI Technologies and Solutions Inc. (Authorized Representative)

By:	/s/ Benoit Dubé
Benoit Dubé
Executive Vice-President and Chief Legal Officer
Dated: September 26, 2011

INDEX OF EXHIBITS

4.1	Share Option Plan for Employees, Officers, Directors and Consultants of CGI Group Inc., its Subsidiaries and its Associates, as amended.

5.1	Opinion of Fasken Martineau DuMoulin LLP re legality of the Class A Subordinate Voting Shares.

23.1	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, Independent Registered Chartered Accountants.

23.3	Consent of Ernst & Young LLP, Chartered Accountants.